As filed with the Securities and Exchange Commission on December 10, 2025

Registration Statement File No. 333-255421

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The ODP Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	85-1457062
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

6600 North Military Trail

Boca Raton, FL 33496

(Address of Principal Executive Offices) (Zip Code)

ODP Corporation 2021 Long-Term Incentive Plan

(Full Title of the Plans)

Sarah E. Hlavinka

Executive Vice President, Chief Legal Officer, and Corporate Secretary

The ODP Corporation

6600 North Military Trail

Boca Raton, FL 33496

(561) 438-4800

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Effective December 10, 2025, The ODP Corporation (the “Registrant”), has been acquired by ACR Ocean Resources LLC, a Delaware limited liability company (“Parent”), pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 22, 2025, by and among the Registrant, Parent, and Vail Holdings 1, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). On the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated all offerings and sales of the Registrant’s securities under the below-listed Registration Statement on Form S-8 (the “Registration Statement”), which was previously filed with the Securities and Exchange Commission (the “SEC”), and is no longer issuing securities under the ODP Corporation 2021 Long-Term Incentive Plan (the “2021 Plan”). Accordingly, the Registrant is filing this Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement to deregister any and all securities registered but unsold or otherwise unissued thereunder:

1. Registration Statement on Form S-8 (Registration No. 333-255421), filed with the SEC on April 21, 2021, registering the offer and sale of 3,400,000 shares of the Registrant’s common stock, $0.01 par value per share (“Common Stock”), under the 2021 Plan.

The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement. This Post-Effective Amendment is being filed in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on December 10, 2025.

THE ODP CORPORATION (Registrant)

By:	/s/ Sarah E. Hlavinka
Name:	Sarah E. Hlavinka
Title:	Executive Vice President, Chief Legal Officer, and Corporate Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.